March 3, 2015

Brian Davidson	Sent Via Email
Epic Thrift Stores
Las Vegas, Nevada

Dear Mr. Davidson:

This will confirm our understanding of the arrangements made with you covering the consulting services Bluechip Advisors LLC (the "Firm") will perform for Epic Thrift (the "Company"), during the period from March 1, 2015 through February 28, 2016.

Our services will consist of :

Zachary K. Bradford is to serve as your interim Chief Financial Officer ("CFO") and will report directly to Mr. Davidson and the board of directors, as appropriate.  In this role, Mr. Bradford will have the responsibilities and authorities normally assigned to the office of the CFO and as granted by the Company's board of directors.   In the event we both agree to a change in the scope of the Services, this agreement will be amended accordingly. You acknowledge that any change in scope or timeline may result in a change in our fees.

In connection with providing the Services, you will be responsible for paying the fees described and any expenses  incurred for your benefit.

We agree that we shall both comply with all applicable federal and state laws concerning the confidentiality and security of information.

In consideration of us signing this engagement letter and agreeing to act as your Interim CFO, you will provide me indemnification to the fullest extent permitted by the Company's by-laws and Nevada law.  If the company obtains insurance to cover its officers the Company agrees to include Mr. Bradford and Bluechip Advisors LLC under this policy. If litigation occurs and Mr. Bradford or Bluechip is named as a result of this engagement the Company agrees to cover the costs of the required defense.

Our fees for the CFO engagement will be $5,500 per month.

A retainer of $5,000 is due upon signing of the engagement letter and will be applied to the final invoice.

The Company understands that Zachary Bradford  is employed by other companies for consulting services including CFO services and will not be able to devote all of his time to the operations and demands of the Company and conflicts of interest may arise.  As a result the Company understand that it will be required to disclose these facts to the public and further understands that these conflicts have the potential to have a material adverse affect on the business.

Epic Thrift Stores
March 2, 2015

________________

You will also be billed for pre-approved travel (if required) and other out-of-pocket costs such as postage, etc.  The fee is based on anticipated cooperation from your personnel and the assumption unexpected circumstances will not be encountered during the engagement. If significant additional time is necessary, we will discuss it with you and arrive at a new hourly fee estimate before we incur the additional costs.  Unless canceled in writing by either party, this contract automatically renews at the end of the one-year term. Contract can be cancelled by either party with 60 days written notice.

Our invoices are due and payable upon presentation except any balances which have been agreed to be paid over a payment schedule at our discretion. Additionally, a finance charge of 7% per month will be assessed on all unpaid balances 30 days or more past due.  In the event our firm resigns or is dismissed, any unpaid balance due will be secured by all assets of the Company.

Payments made by check to Bluechip Advisors LLC that are not honored by the bank will incur a returned check fee of $100.00.  When a check is returned unpaid, Bluechip Advisors LLC reserves the right to require future payment by cash or certified funds.

We retain the right to suspend or terminate our service in the event of nonpayment.  Services will not be resumed until your account is paid as agreed.  If we elect to terminate our services for nonpayment, our engagement will be deemed to have been completed.  The Company will be obligated to compensate us for all time expended and to reimburse us for all out-of-pocket expenditures through the date of termination.

The Firm's maximum liability relating to services rendered under this letter (regardless of form of action, whether in contract, negligence or otherwise) shall be limited to the charges paid to the Firm for the portion of its services or work products giving rise to liability.  In no event shall Bluechip Advisors LLC, or it's personnel, be liable for consequential, special, incidental or punitive loss, damage or expenses (including without limitation, lost profits, opportunity costs, etc.), even if it has been advised of their possible existence. Should we be forced to disengage due to the failure to disclose to our Firm a transaction or issue, which we deem to be relevant or material in nature, all fees accrued to that point would become due and payable, by the undersigned immediately.

During the course of our engagement, we may need to electronically transmit confidential information to each other and to outside specialists or other entities engaged by either Bluechip Advisors LLC or the Company.  E-mail is a fast and convenient way to communicate.  However, e-mail travels over the public Internet, which is not a secure means of communication and, thus confidentiality could be compromised.  The Company agrees to the use of e-mail and other electronic methods to transmit and receive information including confidential information, between Bluechip Advisors LLC, the Company and outside specialists or other entities engaged by either Bluechip Advisors LLC or the Company.

Epic Thrift Stores and related entities shall indemnify and hold harmless Bluechip Advisors, LLC and it's personnel from and against any claims, liabilities, costs and expenses (including, without limitation, attorney's fees and the time of the Firm's personnel involved) brought against, paid or incurred by the Company at any time and in any way arising out of or relating to the Firm's services under this letter, except to the extent finally determined to have resulted from the gross negligence or willful misconduct of Bluechip Advisors LLC personnel.

Epic Thrift Stores
March 2, 2015

________________

In the unlikely event that differences concerning our services or fees should arise that are not resolved by mutual agreement, we both recognize that the matter will probably involve complex business or accounting issues that would be decided most equitably to us both by a judge hearing the evidence without a jury.  Accordingly, you and we agree to waive any right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to our services and fees for this engagement.

The undersigned agrees that facsimile and electronic signatures shall have the same force and effect under law as if they were originals and represents that undersigned has the full legal authority to execute this agreement on the Company's behalf.

The laws of the State of Nevada will govern this agreement.

If any portion of this letter is held invalid, it is agreed that such invalidity shall not affect any of the remaining portions.

We appreciate the opportunity to be of service and believe this letter accurately summarizes the significant terms of our engagement. If you have any questions, please let us know. If you agree with the terms of our engagement as described in this letter, please sign and return the letter to us.

Best regards,	UNDERSTOOD AND AGREED:

Bluechip Advisors LLC
"Brian Davidson"
Bluechip Advisors LLC	Name